Exhibit 99.1

Camden National Corporation Reports Third Quarter 2009 Results

CAMDEN, Maine--(BUSINESS WIRE)--October 27, 2009--Camden National Corporation (NASDAQ: CAC; the “Company”), reported net income for the third quarter 2009 of $6.3 million, or $0.83 per diluted share. This resulted in year-to-date earnings of $17.5 million or $2.29 per diluted share. For the three and nine month periods ended September 30, 2009, return on assets was 1.10% and 1.02%, respectively, and return on equity was 13.93% and 13.48%, respectively.

“We are pleased by our third quarter performance in light of the current economic conditions,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. “Our markets have not yet seen a recovery in employment levels or housing, two major building blocks of the Maine economy, and we continue to aggressively manage asset quality issues and limit our interest rate risk exposure in the current market.”

Dufour also announced that during the quarter Camden National Corporation and its subsidiaries received significant national and local recognition for its service to its four constituencies. These recognitions, by constituency, are:

  Customers: Camden National Bank will be recognized as “Bank of the Year” by the Finance Authority of Maine (“FAME”) at its November 10, 2009 annual meeting. FAME’s award is bestowed in recognition of Camden National’s outstanding commitment to Maine people and businesses through innovative financial solutions during challenging economic times.
  Shareholders: 11th Best Performing Mid-Tier Financial Institution. The national magazine, USBanker, named Camden National Corporation the 11th best performing mid-tier bank for 2008 based on CNC’s three year average return on equity.
  Communities: “Outstanding” Community Reinvestment Act (“CRA”) rating by the Office of the Comptroller of the Currency. Camden National Bank received the highest examination rating for its work in supporting its communities through investments, loans, donations and volunteerism.
  Stakeholders (a term used to describe CNC’s employees): “A Best Place to Work in Maine.” Camden National Corporation was named a Best Place to Work in Maine by the Maine State Council of the Society for Human Resources Management, one of only 31 companies in Maine recognized in 2009.

“These recognitions reflect our organization’s dedication to the principles of being a community bank,” Dufour said. “We are proud of these accomplishments but recognize that they are milestones on a much larger journey.”

Comparison to last year’s results is impacted by the $14.0 million write-down in the third quarter of 2008 of other-than-temporarily impaired securities resulting from investments in auction pass-through certificates with Federal Home Loan Mortgage Corporation preferred stock assets. This third quarter 2008 event resulted in a net loss for the three months ended September 30, 2008 of $(8.0) million or $(1.05) per diluted share, and year-to-date net income for nine months of 2008 of $5.3 million or $0.69 per diluted share.

In 2008, certain non-core items were included in the computation of earnings in accordance with generally accepted accounting principles (“GAAP”). In an effort to provide shareholders information regarding our core results, we have disclosed in the table below certain non-GAAP information which we believe provides useful information. This information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP information which may be presented by other companies.

Non-GAAP Financial Information
	Three Months Ended
(In thousands, except per share data)	September 30, 2009		September 30, 2008

	Amount	Per Share	Amount	Per Share

Net income (loss), GAAP basis/Earnings (loss) per diluted share, GAAP basis	$6,328	$0.83	$(8,020)	$(1.05)
Adjustment to eliminate other-than-temporary impairment write-down	-	-	13,950	1.82
Core (non-GAAP) net income/Core (non-GAAP) earnings per diluted share	$6,328	$0.83	$5,930	$0.77

Core (non-GAAP) return on average equity	13.93%		13.91%
Core (non-GAAP) return on average assets	1.10%		1.02%

	Nine Months Ended
	September 30, 2009		September 30, 2008

	Amount	Per Share	Amount	Per Share

Net income (loss), GAAP basis/Earnings (loss) per diluted share, GAAP basis	$17,546	$2.29	$5,281	$0.69
Adjustment to eliminate other-than-temporary impairment write-down	-	-	13,950	1.81
Core (non-GAAP) net income/Core (non-GAAP) earnings per diluted share	$17,546	$2.29	$19,231	$2.50

Core (non-GAAP) return on average equity	13.48%		15.14%
Core (non-GAAP) return on average assets	1.02%		1.12%

The Company’s core net income for the three months ended September 30, 2009 compared to the same period in 2008 increased $398,000 or 7%. Core earnings growth was due to an increase in net interest income driven by a higher net interest margin as well as growth in fee income which was partially offset by an increase in the loan loss provision.

The Company’s core net income for the nine months ended September 30, 2009 compared to the same period one year ago declined $1.7 million or 9%. Earnings were negatively impacted by an increase in loan loss provision, higher FDIC insurance premiums and increased costs associated with foreclosed properties.

“The impact of the economic turmoil our industry has faced in recent times continues; we need to be prepared for the unexpected,” commented Dufour. “Camden National’s capital levels continue to exceed the minimum standards to be considered ‘well capitalized,’ and with our solid earnings base we absorbed the increased FDIC assessments while continuing to take necessary steps to strengthen our balance sheet and capital position.”

Operating Highlights

Net interest income for the third quarter of 2009 increased 4% to $18.2 million compared to $17.5 million for the same period one year ago due to an increase in the net interest margin of 18 basis points to 3.51% for the third quarter of 2009. The Company’s ability to improve pricing on deposits and borrowings and minimize the decline of interest rates on loans and investments resulted in the improvement in the net interest margin.

Non-interest income for the third quarter of 2009 was $5.1 million compared to $3.7 million for the third quarter of 2008, an increase of $1.5 million or 39%. The increase was primarily due to additional mortgage banking income of $352,000 related to service-retained loan sales during the third quarter of 2009 and net losses on the sale of securities of $804,000 recorded in the third quarter of 2008.

Non-interest expense for the third quarter of 2009 was $12.1 million compared to $11.7 million for the third quarter of 2008, an increase of $493,000 or 4%. The increase is related to increased costs associated with foreclosed properties of $660,000 and an increase in FDIC and regulatory assessment fees of $276,000. Most other expense items, including salaries and employee benefits, declined during the third quarter of 2009 compared to the third quarter of 2008.

Financial Condition

The Company’s total assets at September 30, 2009 were $2.3 billion, a decrease of $38.5 million compared to total assets at September 30, 2008. Total loans (including residential loans held for sale) at September 30, 2009 were $1.5 billion, a decrease of $1.6 million over the same period a year ago. This decrease was due to a decline in commercial loans of $29.8 million offset by a $10.7 million increase in the consumer loan portfolio driven by increased home equity loan demand and an increase in commercial real estate loans of $18.1 million. Historically-low mortgage rates have resulted in strong residential real estate loan activity and during the nine months of 2009, the Company sold $70.6 million of the mortgage production for interest-rate risk management purposes. Investments decreased $27.5 million primarily due to increased cash flows that were not reinvested into the investment portfolio due to the current low interest-rate environment.

Total deposits of $1.5 billion at September 30, 2009 increased $3.9 million from the same period one year ago, reflecting growth of $23.9 million in retail certificates of deposit related to specific marketing campaigns during the fourth quarter of 2008 and an increase in interest checking, savings and money market deposits of $23.6 million. Growth in deposits was partially offset by a decline in brokered funds of $39.1 million and demand deposits of $4.5 million. Due to a decline in total assets and an increase in deposit balances, Federal Home Loan Bank borrowings decreased $99.3 million at September 30, 2009 compared to September 30, 2008.

Asset Quality

Non-performing assets totaled $23.7 million, or 1.04%, of total assets at September 30, 2009 compared to $15.9 million, or 0.69%, of total assets at September 30, 2008 and $22.3 million, or 0.97%, of total assets at June 30, 2009. The allowance for loan losses (“ALL”) was 1.28% of total loans at September 30, 2009 compared to 1.13% of total loans at September 30, 2008 and 1.23% of total loans at June 30, 2009.

The provision for loan losses was $2.0 million for the three months ended September 30, 2009 and $1.2 million for the three months ended September 30, 2008. The Company’s loan loss reserve analysis called for an increase in the ALL based on a continued increase in non-performing asset levels. Net charge-offs were $1.2 million for the three months ended September 30, 2009 and $1.2 million for the three months ended September 30, 2008.

“In this challenging economic environment our strong risk management processes and reserve levels provide us with the tools to respond to potential risks on our balance sheet,” said Dufour. “Asset quality continues to be of the highest priority at Camden National, requiring vigilance of all of our stakeholders during this time of economic uncertainty.”

Dividends and Capital

The Board of Directors approved a dividend of $0.25 per share, payable on October 30, 2009 for shareholders of record on October 15, 2009, which is equal to the dividend declared in the same period last year.

At September 30, 2009, the Company had a total risk-based capital ratio of 13.15%, a Tier 1 capital ratio of 11.89%, and a Tier 1 leverage capital ratio of 7.87% and Camden National Bank reported a total risk-based capital ratio of 12.18%, a Tier 1 capital ratio of 10.93%, and a Tier 1 leverage capital ratio of 7.17%. The Company and Camden National Bank exceeded the minimum ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered “well capitalized.”

Recent Developments

On October 16, 2009, the Company’s security group discovered that a Camden National Bank employee engaged in a series of improper and unauthorized transactions. The Company’s investigation into this matter is ongoing, and no determination has been made as to whether any amounts will be recorded as a loss by the Company. The Company is in discussions with its insurance carrier and aggressively taking steps to recover the funds, including cooperating with law enforcement authorities. To date, transactions involving approximately $850,000 have been identified.

Camden National Corporation ,ranked 11th in the USBanker’s 2009 list of top-performing mid-tier banks, headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market under the symbol CAC, is the holding company employing more than 400 Maine residents for two financial services companies, including Camden National Bank, a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Located at Camden National Bank, Acadia Financial Consultants offers full-service brokerage and insurance services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in the value of investments securities or other assets; changes in laws and regulations, including changes in tax treatment; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Statement of Income Data (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except number of shares and per share data)	2009	2008	2009	2008

Interest income
Interest and fees on loans	$21,121	$24,080	$64,012	$73,803
Interest on securities and other	6,859	7,404	22,204	22,673
Total interest income	27,980	31,484	86,216	96,476
Interest expense
Interest on deposits	5,413	7,752	17,743	24,253
Interest on borrowings	4,342	6,218	13,403	19,695
Total interest expense	9,755	13,970	31,146	43,948
Net interest income	18,225	17,514	55,070	52,528
Provision for loan losses	2,000	1,170	6,514	2,120
Net interest income after provision for loan losses	16,225	16,344	48,556	50,408
Non-interest income (loss)
Service charges on deposit accounts	1,361	1,377	3,943	4,069
Other service charges and fees	778	724	2,202	2,059
Income from fiduciary services	1,471	1,653	4,332	5,031
Mortgage banking income (loss), net	351	(1)	1,222	(216)
Bank-owned life insurance	368	305	1,108	883
Net gain (loss) on sale of securities	1	(804)	1	(624)
Other income	819	443	1,939	1,597
Total non-interest income before security impairment write-down	5,149	3,697	14,747	12,799
Loss on security impairment write-down	-	(13,950)	-	(13,950)
Total non-interest income (loss)	5,149	(10,253)	14,747	(1,151)
Non-interest expenses
Salaries and employee benefits	6,071	6,079	18,195	19,130
Net occupancy	862	927	2,954	3,008
Furniture, equipment and data processing	1,123	1,038	3,233	3,467
Consulting and service fees	698	786	2,140	2,229
OREO and collection costs	779	119	1,941	518
Regulatory assessments	693	417	3,304	676
Donations and marketing	221	369	803	1,189
Communication costs	356	469	1,180	1,267
Other expenses	1,349	1,455	4,109	4,349
Total non-interest expenses	12,152	11,659	37,859	35,833
Income (loss) before income taxes	9,222	(5,568)	25,444	13,424
Income taxes	2,894	2,452	7,898	8,143
Net income (loss)	$6,328	$(8,020)	$17,546	$5,281

Selected Financial and Per Share Data:
Return (loss) on average equity	13.93%	(18.82%)	13.48%	4.16%
Return (loss) on average tangible equity	18.79%	(26.18%)	18.43%	5.78%
Return (loss) on average assets	1.10%	(1.38%)	1.02%	0.31%
Efficiency ratio (1)	51.99%	52.96%	54.23%	54.33%
Basic earnings (loss) per share	$0.83	$(1.05)	$2.30	$0.69
Diluted earnings (loss) per share	$0.83	$(1.05)	$2.29	$0.69
Cash dividends paid per share	$0.25	$0.25	$0.75	$0.74
Weighted average number of common shares outstanding	7,644,829	7,659,811	7,641,705	7,682,737

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest income (excluding securities gains/(losses) and investment impairment).

Statement of Condition Data (unaudited)

	September 30,	September 30,	December 31,
(In thousands, except number of shares)	2009	2008	2008

Assets
Cash and due from banks	$30,081	$38,114	$35,195
Securities:
Securities available for sale, at fair value	525,966	544,801	606,031
Securities held to maturity, at amortized cost	39,366	42,066	42,040
Federal Home Loan and Federal Reserve Bank stock, at cost	21,965	27,915	21,969
Total securities	587,297	614,782	670,040
Trading account assets	1,667	1,563	1,304
Loans held for sale	1,298	-	-
Loans:
Residential real estate	625,885	624,580	621,048
Commercial real estate	428,059	409,923	400,312
Commercial	195,818	225,600	213,683
Consumer	269,919	259,236	265,865
Total loans	1,519,681	1,519,339	1,500,908
Less allowance for loan losses	(19,435)	(17,212)	(17,691)
Net loans	1,500,246	1,502,127	1,483,217
Goodwill	41,780	41,965	41,857
Bank-owned life insurance	41,310	40,056	40,459
Premises and equipment, net	25,234	26,235	25,872
Other real estate owned	5,465	2,699	4,024
Other assets	38,368	43,697	39,528
Total assets	$2,272,746	$2,311,238	$2,341,496

Liabilities
Deposits:
Demand	$201,451	$205,934	$180,407
Interest checking, savings and money market	699,230	675,639	632,664
Retail certificates of deposit	567,210	543,314	593,013
Brokered deposits	45,443	84,551	83,433
Total deposits	1,513,334	1,509,438	1,489,517
Federal Home Loan Bank advances	210,495	309,748	258,925
Other borrowed funds	290,427	266,815	359,470
Junior subordinated debentures	43,487	43,384	43,410
Accrued interest and other liabilities	28,232	23,142	23,774
Total liabilities	2,085,975	2,152,527	2,175,096

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,644,829, 7,636,441, and 7,638,713 shares on September 30, 2009
and 2008 and December 31, 2008, respectively	3,150	2,814	2,851
Surplus	46,139	46,054	46,133
Retained earnings	130,320	112,334	118,564
Accumulated other comprehensive income (loss)
Net unrealized gains (losses) on securities available for sale, net of tax	8,163	(2,140)	(89)
Net unrealized gains on derivative instruments, at fair value, net of tax	11	-	-
Net unrecognized losses on post-retirement plans, net of tax	(1,012)	(351)	(1,059)
Total accumulated other comprehensive income (loss)	7,162	(2,491)	(1,148)
Total shareholders' equity	186,771	158,711	166,400
Total liabilities and shareholders' equity	$2,272,746	$2,311,238	$2,341,496

Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Nine Months Ended			At or for the Nine Months Ended
	September 30, 2009			September 30, 2008
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$555,525	$20,344	4.88%	$544,416	$20,665	5.05%
Securities - nontaxable (1)	64,956	2,842	5.83%	70,621	3,067	5.80%
Trading account assets	1,413	16	1.51%	1,561	35	2.99%
Federal funds sold	-	-	-	451	10	2.96%
Loans: (1) (2)
Residential real estate	621,407	27,089	5.81%	627,896	28,367	6.03%
Commercial real estate	408,622	18,803	6.15%	416,533	22,159	7.11%
Commercial	183,258	7,700	5.62%	210,016	11,161	7.10%
Municipal	23,756	880	4.95%	22,422	889	5.30%
Consumer	265,523	9,826	4.95%	243,345	11,505	6.32%
Total loans	1,502,566	64,298	5.71%	1,520,212	74,081	6.50%
Total interest-earning assets	2,124,460	87,500	5.50%	2,137,261	97,858	6.11%

Cash and due from banks	28,056			37,534
Other assets	155,118			143,541
Less allowance for loan losses	(18,388)			(17,343)
Total assets	$2,289,246			$2,300,993

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
NOW accounts	$199,795	692	0.46%	$185,142	1,226	0.88%
Savings accounts	138,039	368	0.36%	133,566	618	0.62%
Money market accounts	305,860	2,474	1.08%	348,652	6,073	2.35%
Certificates of deposit	584,747	12,726	2.91%	512,686	14,097	3.67%
Total retail deposits	1,228,441	16,260	1.77%	1,180,046	22,014	2.50%
Brokered deposits	80,973	1,483	2.45%	67,453	2,239	4.43%
Junior subordinated debentures	43,449	2,136	6.57%	43,342	2,195	6.76%
Borrowings	559,202	11,267	2.69%	629,744	17,500	3.71%
Total wholesale funding	683,624	14,886	2.91%	740,539	21,934	3.96%
Total interest-bearing liabilities	1,912,065	31,146	2.18%	1,920,585	43,948	3.06%

Demand deposits	180,702			185,595
Other liabilities	22,452			25,180
Shareholders' equity	174,027			169,633
Total liabilities & shareholders' equity	$2,289,246			$2,300,993

Net Interest Income (fully-taxable equivalent)		56,354			53,910
Less: fully-taxable equivalent adjustment		(1,284)			(1,382)
		$55,070			$52,528

Net interest rate spread (fully-taxable equivalent)			3.32%			3.05%
Net interest margin (fully-taxable equivalent)			3.55%			3.36%

(1) Reported on tax-equivalent basis calculated using a rate of 35%.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data (unaudited)

			At or for
	At or for the Nine Months Ended		the Year Ended
	September 30,		December 31,
(In thousands)	2009	2008	2008

Non-accrual loans:
Residential real estate	$5,779	$3,592	$4,048
Commercial real estate	5,322	5,939	4,957
Commercial	4,226	2,122	2,384
Consumer	1,271	1,110	1,112
Total non-accrual loans	16,598	12,763	12,501
Loans 90 days past due and accruing	684	391	206
Renegotiated loans not included above	917	-	-
Total non-performing loans	18,199	13,154	12,707
Other real estate owned:
Residential real estate	2,314	2,437	187
Commercial real estate	3,151	262	3,575
Commercial	-	-	262
Total other real estate owned	5,465	2,699	4,024
Total non-performing assets	$23,664	$15,853	$16,731

Loans 30-89 days past due:
Residential real estate	$2,397	$326	$2,880
Commercial real estate	1,852	1,410	2,314
Commercial	2,760	505	3,601
Consumer	531	32	829
Total loans 30-89 days past due	$7,540	$2,273	$9,624

Allowance at the beginning of the period	$17,691	$13,653	$13,653
Acquired from Union Trust	-	4,369	4,369
Provision for loan losses	6,514	2,120	4,397
Charge-offs:
Residential real estate	752	137	221
Commercial real estate	1,843	1,529	3,236
Commercial	1,865	1,221	1,286
Consumer	894	662	810
Total charge-offs	5,354	3,549	5,553
Total recoveries	584	619	825
Net charge-offs	4,770	2,930	4,728
Allowance at the end of the period	$19,435	$17,212	$17,691

Asset Quality Ratios:
Non-performing loans to total loans	1.14%	0.87%	0.85%
Non-performing assets to total assets	1.04%	0.69%	0.71%
Allowance for loan losses to total loans	1.28%	1.13%	1.18%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.32%	0.32%
Year-to-date	0.42%	0.26%	0.31%
Allowance for loan losses to non-performing loans	112.45%	130.85%	139.22%
Loans 30-89 days past due to total loans	0.50%	0.15%	0.64%

Selected Financial Data (unaudited)

			At or for
	At or for the Nine Months Ended		the Year Ended
	September 30,		December 31,
	2009	2008	2008

Tier 1 leverage capital ratio	7.87%	7.11%	7.19%
Tier 1 risk-based capital ratio	11.89%	11.01%	11.11%
Total risk-based capital ratio	13.15%	12.18%	12.32%
Tangible equity to total assets	6.17%	4.82%	5.10%
Book value per share	$24.43	$20.78	$21.78
Tangible book value per share (1)	$18.34	$14.59	$15.62

Investment Data (unaudited)

	September 30, 2009
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Available for sale
Obligations of U.S. government sponsored enterprises	$4,503	$9	$-	$4,512
Obligations of states and political subdivisions (2)	21,525	637	-	22,162
Mortgage-backed securities issued or guaranteed by
U.S. government sponsored enterprises	437,654	18,606	(56)	456,204
Private issue collateralized mortgage obligations (CMO) (3)	44,726	25	(5,985)	38,766
Total debt securities	508,408	19,277	(6,041)	521,644

Equity securities (4)	5,000	-	(678)	4,322
Total equity securities	5,000	-	(678)	4,322
Total securities available for sale	$513,408	$19,277	$(6,719)	$525,966

Held to maturity
Obligations of states and political subdivisions (2)	$39,366	$2,385	$-	$41,751
Total securities held to maturity	$39,366	$2,385	$-	$41,751

Other securities
Federal Home Loan Bank Stock (5)	$21,031	$-	$-	$21,031
Federal Reserve Bank Stock	934	-	-	934
Total other securities	$21,965	$-	$-	$21,965

Trading account assets (6)				$1,667

(1) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.
(2) Over 98% of the portfolio is rated by at least one of the three major rating agencies (Moody's, Standard & Poor's or Fitch) and all of these ratings are investment grade.

(3) $28.2 million of the CMO's are rated Triple-A by at least one of the three rating agencies, while three CMO's currently carry ratings below investment grade; one CMO with a fair value of $5.3 million is rated B3 by Moody's and CC by Fitch, a second CMO with a fair value of $3.1 million is rated B3 by Moody's and CCC by Standard & Poor's, and a third CMO with a fair value of $2.2 million is rated BB by Fitch and B by Standard & Poor's.

(4) The Duff & Phelps (DNP) Select Income Fund Auction Preferred Stock continues to fail at auction. We are currently collecting all amounts due according to contractual terms and have the ability and intent to hold the security until it clears auction, is called or matures on December 22, 2021. The DNP Auction Preferred Stock is rated Triple-A by Moody’s and Standard & Poor's.

(5) The Federal Home Loan Bank of Boston has suspended its quarterly dividend payment.
(6) Investments held in mutual funds that represent deferred director and executive compensation investments.

CONTACT:
Camden National Corporation
Diane Norton, 207-230-2176
Vice President – Marketing & Communications
dnorton@camdennational.com